Exhibit 10.2
CONSULTING AGREEMENT

This CONSULTING AGREEMENT (together with the attached Business Terms Exhibit, the “Agreement”), is made as of June 12, 2025 (the “Effective Date”) by and between FIVE BELOW, INC., a Pennsylvania corporation (“Company”), and THOMAS G. VELLIOS, an individual (“Consultant”). Company desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide services to Company, all as provided in this Agreement.

1.Services and Consideration. Company retains Consultant, and Consultant agrees to provide, the consulting services described in the attached Business Terms Exhibit (the “Consulting Services”). The consideration for the Consulting Services is also described in the Business Terms Exhibit.

2.Third Party Obligations. Consultant represents and warrants to Company that the terms of this Agreement and Consultant’s performance of Consulting Services do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other third party in connection with his performance of the Consulting Services.

3.Proprietary Information.

(a)Consultant agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall remain the exclusive property of Company. By way of illustration, but not limitation, Proprietary Information may include (i) documents which are prepared by Consultant, including all correspondence, memoranda, notes, summaries, analyses, studies, models, extracts of and documents and records reflecting, based on or derived from Proprietary Information as well as all copies and other reproductions thereof, whether in writing or stored or maintained in or by electronic, magnetic or other means, media or devices; and (ii) inventions, products, processes, methods, techniques, projects, developments, plans, research data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of Company. Proprietary Information will not include information which is or becomes generally available to the public other than as a result of a disclosure by Consultant.

(b)Both during the Term (as defined in Section 4) and thereafter, Consultant agrees to (i) hold in confidence all Proprietary Information, and not disclose Proprietary Information without the prior written consent of Company; (ii) use Proprietary Information solely in connection with the performance of the Consulting Services; (iii) reproduce Proprietary Information solely to the extent necessary to provide the Consulting Services, with all such reproductions being considered Proprietary Information; and (iv) notify Company of any unauthorized disclosure of Proprietary Information promptly upon becoming aware of such disclosure. If Consultant is required by a governmental authority or by order of a court of competent jurisdiction to disclose any Proprietary Information, Consultant will give Company prompt written notice thereof and cooperate with Company in any efforts by it to seek a protective order to avoid or minimize such disclosure.

(c)Consultant agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by Consultant or others, which have or shall come into my custody or possession, shall be and remain the exclusive property of Company to be used by Consultant only in the performance of the Consulting Services.

(d)Consultant agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above also extends to such types of information, materials and tangible property of suppliers to Company or other third parties who may have disclosed or entrusted the same to Company or to Consultant.

Exhibit 10.2
(e)Consultant has been notified that federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, Consultant has been notified that federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions: (i) where the disclosure is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Consultant also understands that federal law provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

(f)Notwithstanding anything herein to the contrary, Consultant has been notified that nothing herein (i) prohibits him from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (ii) requires prior authorization or approval by Company or notice to Company of any such report. Further, Consultant understands that nothing herein prohibits him from collecting a reward from a governmental agency or entity in connection with any such report.

4.Term and Termination.

(a)The period of the Consultant’s performance of Consulting Services under this Agreement (the “Term”) will commence on the Effective Date and end on the earlier of (i) the close of business on December 31, 2025, or (ii) the effective date of any termination conducted in accordance with the next sentence of this Section 4(a). Either party may terminate the Term at any time for any reason, upon 10 days’ prior written notice to the other.

(b)Upon expiration or termination of the Term: (i) Company will pay or reimburse any amounts then due under Section 2(a) or 2(b) of the Business Terms Exhibit; (ii) Consultant will immediately return to Company all Company materials, Proprietary Information and copies thereof in his possession, if any; and (iii) if the Term is terminated by the Company without Cause (as defined in Company’s 2022 Equity Incentive Plan) prior to December 16, 2025, and if Consultant executes a general release of claims in a form prescribed by the Company and such release becomes irrevocable within 30 days following such termination, then for purposes of the Specified RSUs (as defined in the Business Terms Exhibit), Consultant will be deemed to remain in service with Company through December 16, 2025.

(c)Both during and after the Term, Consultant agrees to cooperate fully with Company and its counsel with respect to any matter (including, without limitation, litigation, investigations, or governmental proceedings) relating to his tenure with the Company upon reasonable notice by the Company. Company will exercise its reasonable best efforts to schedule and limit its need for Consultant’s assistance pursuant to this paragraph so as not to interfere with his personal and other professional commitments.

Exhibit 10.2
5.Miscellaneous.

(a)Independent Contractor. The parties understand and agree that Consultant is an independent contractor and not an agent or employee of Company. Consultant has no authority to obligate Company by contract or otherwise. Consultant will not be eligible for any employee benefits of Company and expressly waives any rights to any employee benefits with respect to his service hereunder. Consultant will bear sole responsibility for paying and reporting Consultant’s own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, with respect to his service hereunder and indemnifies and holds Company harmless from and against any liability with respect to such taxes, benefits and other matters.

(b)Use of Name. Consultant consents to the use by Company of Consultant’s name on its website, in press releases, company brochures, offering documents, presentations, reports or other documents in printed or electronic form, and any documents filed with or submitted to any governmental or regulatory agency or any securities exchange or listing entity; provided, that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Company.

(c)Entire Agreement. This Agreement contains the entire agreement of the parties with regard to its subject matter and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between the parties relating to that subject matter. This Agreement may be changed only by a writing signed by Consultant and an authorized representative of Company. Notwithstanding the foregoing, nothing in this Agreement shall limit or affect Consultant’s right to be indemnified by Company or any of its affiliates pursuant to their respective corporate governance documents, contract, or applicable law, or to the benefit of any D&O insurance.

(d)Assignment and Binding Effect. The Consulting Services to be provided by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder. In no event will Consultant assign or delegate responsibility for actual performance of the Consulting Services to any third party. Company may transfer or assign this Agreement, in whole or in part, without the prior written consent of Consultant. Any purported assignment or transfer in violation of this Section is void. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

(e)Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving party set forth in this Agreement or at such other address as the receiving party may specify in writing under this procedure. Notices to Company will be marked “Attention: Ron Masciantonio, General Counsel.” All notices must be given (i) by personal delivery, with receipt acknowledged, (ii) by prepaid certified or registered mail, return receipt requested, or (iii) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

(f)Governing Law. This Agreement and any disputes relating to or arising out of this Agreement will be governed by, construed, and interpreted in accordance with the internal laws of Commonwealth of Pennsylvania, without regard to any choice of law principle that would require the application of the law of another jurisdiction. The parties agree to submit to the exclusive jurisdiction of the state and federal courts located in Commonwealth of Pennsylvania and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

(g)Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.

Exhibit 10.2

(h)No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either party. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

(i)Waivers. Any delay in enforcing a party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by Consultant and an authorized representative of the waiving party, as applicable.

(j)Remedies. Consultant agrees that (i) Company may be irreparably injured by a breach of this Agreement by Consultant; (ii) money damages would not be an adequate remedy for any such breach; (iii) as a remedy for any such breach Company will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Consultant to post a bond; and (iv) such remedy will not be the exclusive remedy for any breach of this Agreement.

(k)Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or portable document format (“.pdf”) copy of this Agreement, including the signature pages, will be deemed an original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

FIVE BELOW, INC.	CONSULTANT

By: /s/ Ronald J. Masciantonio	/s/ Thomas G. Vellios
Name: Ronald J. Masciantonio	Thomas G. Vellios
Title: EVP, General Counsel

Exhibit 10.2

BUSINESS TERMS EXHIBIT

1.Consulting Services:

(a)During the Term, Consultant will support and advise Company’s Chief Executive Officer (“CEO”) and the Chairman of Company’s Board of Directors (the “Chairman”) on strategic matters and such other matters as reasonably requested by them from time to time. In addition, upon request of the Chairman, Consultant will attend meetings of the Company’s Board of Directors (or Committees thereof) as an observer.

(b)Consultant will devote such time to the performance of the Consulting Services as may be necessary to deliver the requested services, but will not otherwise be required to work specified hours. Consultant will perform the Consulting Services at locations mutually agreed between Consultant and CEO.

2. Consideration:

(a)Medical Expense Payments.

i.Within 30 days following the Effective Date, Company will pay Consultant $22,817 to offset certain health insurance premiums previously paid by him and his wife.

ii.For each calendar month beginning during the Term, Company will pay Consultant $2,250 to offset the cost of health insurance premiums payable by him and his wife. Such payment will be made to Consultant prior to the last day of the applicable month.

iii.Consultant acknowledges and agrees that, except as otherwise provided in this Section 2(a), Company has no obligation to provide him or his wife with healthcare coverage or reimbursement of health insurance premiums.

(b)Expense Reimbursements.

i.Travel. During his prior service as an officer of Company, Consultant was provided with a $500,000 allowance for work-related private travel during the first and second quarters of Company’s 2025 fiscal year and related taxes. To the extent that such allowance was not fully exhausted prior to the Effective Date, the remainder of such allowance will remain available to reimburse private travel costs incurred by Consultant in the performance of the Consulting Services during the Term (and the Company’s estimate of income taxes arising from such reimbursement, to the extent such amounts are taxable to Consultant under applicable United States law).

ii.Documentation and Payment. Requests for reimbursement under this Section 2(b) must be in a form reasonably acceptable to Company, must include adequate substantiation, must be submitted within 60 days after the applicable expense was incurred and will be paid by Company within 60 days following receipt. Reimbursements will not be subject to liquidation or exchange for another benefit.

(c)Continued Vesting of RSUs: Immediately prior to the Effective Date, Consultant held 28,563 restricted stock units granted to him by Company on August 1, 2024 and 28,571 restricted stock units granted to him by Company on December 16, 2025 (the “Specified RSUs”). Company acknowledges and agrees that the Consulting Services constitute “service with the Company” for purposes of the Specified RSUs, and that therefore the Specified RSUs will remain outstanding and continue to vest during the Term. If applicable, the Specified RSUs may also remain outstanding and continue to vest to the extent provided by Section 4(b)(iii) of the Consulting Agreement to which this Business Terms Exhibit is attached.